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          [GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP LETTERHEAD]




                                  April 6, 2000


Datalink.net, Inc.
1735 Technology Drive, Suite 790
San Jose, CA 95110


         Re:      REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 to be filed by Datalink.net, Inc. (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 246,923 shares of the Company's Common Stock, par value $0.01 per share, of which 20,000 of those shares are currently issued and outstanding (the "Common Shares") and 226,923 of those shares are issuable upon the exercise of common stock purchase warrants (the "Warrant Shares").

     As your counsel, we are familiar with the proceedings taken in connection with the authorization, issuance and delivery of the Common Shares and the Warrant Shares, and we have examined such matters of fact and law as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, we are of the opinion that (i) the Common Shares are legally and validly issued, fully paid and non-assessable and (ii) the Warrant Shares when issued upon the exercise of the common stock purchase warrants and payment of the purchase price in accordance with the warrants and the resolutions of the Board of Directors of the Company, will be legally and validly issued, fully paid and non-assessable.




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Datalink.net, Inc.
April 6, 2000
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     We consent to the use of this opinion as an exhibit to the Registration
Statement and the reference to our firm under the caption "Legal Matters" in the Prospectus that is a part thereof.


                            Respectfully submitted,


                            /s/ GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP